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                   GOLDEN STATE BANCORP INC. AND SUBSIDIARIES

        RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND MINORITY INTEREST


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                                                                         Years Ended December 31,
                                                     ------------------------------------------------------------
                                                          1998          1997        1996        1995        1994
                                                     ------------------------------------------------------------
FIXED CHARGES (EXCLUDING INTEREST ON DEPOSITS):
Interest on borrowings                                  $1,028,433    $751,432    $429,120    $287,456    $98,888

Total fixed charges (excluding interest on deposits)     1,028,433     751,432     429,120     287,456     98,888

Rent interest factor                                         9,060       7,857       5,044       6,628      1,746

Income before income taxes, extraordinary item

   and minority interest                                   402,264     238,398     507,547     122,450     31,928

Earnings                                                 1,439,757     997,687     941,711     416,534    132,562

Fixed charges (excluding interest on deposits)           1,037,493     759,289     434,164     294,084    100,634

Minority interest                                          110,527     102,135      48,045      34,584          0

Combined fixed charges (excluding interest on

   deposits) and minority interest                       1,148,020     861,424     482,209     328,668    100,634

Ratio of earnings to combined fixed charges

   (excluding interest on deposits) and minority

   interest                                                   1.25 x      1.16 x      1.95 x      1.27 x     1.32 x



FIXED CHARGES (INCLUDING INTEREST ON DEPOSITS):

Interest on deposits                                      $791,112    $746,985    $419,174    $447,359   $100,957

Interest on borrowings                                   1,028,433     751,432     429,120     287,456     98,888

Total fixed charges (including interest on deposits)     1,819,545   1,498,417     848,294     734,815    199,845

Rent interest factor                                         9,060       7,857       5,044       6,628      1,746

Income before income taxes, extraordinary item

   and minority interest                                   402,264     238,398     507,547     122,450     31,928

Earnings                                                 2,230,869   1,744,672   1,360,885     863,893    233,519

Fixed charges (including interest on deposits)           1,828,605   1,506,274     853,338     741,443    201,591

Minority interest                                          110,527     102,135      48,045      34,584          0

Combined fixed charges (including interest on

   deposits) and minority interest                       1,939,132   1,608,409     901,383     776,027    201,591

Ratio of earnings to combined fixed charges

   (including interest on deposits) and minority

   interest                                                   1.15 x      1.08 x      1.51 x      1.11 x     1.16 x
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